Land Lease Agreement
Party A: Shandong Wangdao Aquaculture Co., Ltd
Party B: Shandong Haiwang Chemical Stock Co., Ltd

According to its business development plan, party A agrees to lease its shrimp ponds to party B for constructing salt farm and salt-chemical projects. Both parties reach the following terms regarding to the leasing matters upon mutual consultation.

I.
Term of lease: The construction shall be in two phases: Phase 1 is on a leased land, the lease term of which is 15 years from Feb 1st, 2010 to Jan. 31st, 2025, Phase 2 is on another leased land, the lease term of which is 15 years from Jan. 1st, 2011 to Dec.31st, 2025.

II.
Lands to be leased:  Party A’s shrimp ponds include one parcel of lands in the west of the eastern damp-proof Dam and in the north of Tonghai Road, and two parcels of land in the South. Party B shall use the land to construct standard salt farm and chemical plant in compliance with the provisions of law and regulation. The construction shall be in two phases, phrase 1 is on two parcels of land with an area of 10,500 acre total area ; the second phase is in the west and south of Tonghai Road with an area of 4,500 acres. (The area refers to useable area of salt farm, measured and determined by both parties)

III.
Terms of payment: The first-year rental of Phrase 1 shall be paid off upon the signing of the contract by both parties, subsequently annual rental shall be paid off before January 1 of each calendar year; the first-year rental of Phrase 2 shall be paid off before January 1, 2011, and subsequently annual rental shall be paid off before January 1 of each calendar year. Otherwise, Party B shall be deemed as a wavier of its right to the lease agreement The rental is specified as following: the area of Phrase 1 is 10,500 acres, annual rental is RMB 700 per acre, so annual total rental is RMB7,350,000; the area of Phrase 2 is 4,500 acres, the annual rental is RMB 700 per acre , so annual total price is RMB3,150,000.

IV.	Party B shall not change the use of the land or transfer it to others without Party A’s approval during the lease term.

V.
Party A shall provide Party B sound necessary conditions and production conditions, helping Party B to coordinate and deal with other parities related to this lease agreement, ensuring that the roads are unblocked, responsible for the reinforcement and maintenance of the damp-proof dam to ensure Party B’s safe production. (Except for irresistible natural disasters). Party B shall be responsible for the accidents that happen during the process of production, Party A shall be exempted from any responsibility.

VI.
Party B shall take ownership of the management, operation and rights to the earnings of the salt farm during the lease term without Party A’s interference. In the case of land requisition by the government agencies or local oilfield enterprise, Party B must obey unconditionally, and Party A shall negotiate with government agencies or local oilfield enterprises about the compensation due to land requisition. Any loss incurred on Party B caused by land requisition shall be settled by party A. Party A shall settle the loss  based on the actual investment on the leased land minus accumulated depreciation,  Party A shall dedcut the rental for requisite land from total annual rental.

VII.
The constructions built by Party B shall be owned by party A after the agreement expires.When the land is intended for lease at the expiry date, Party A shall have priority to lease the land under the same condition.

VIII.	The agreement shall become effective when both parties have affixed their signatures onit. Any party shall have no right to terminate the agreement after the agreement comes into force.

IX.	For any matter that is not specified in the contract, both parties shall enter intosupplementary agreement that enjoys the same legal effect with this lease contract.

X.
If both parties have any disputes during the execution of the contract, they shall resolve itunder friendly consultation, otherwise, these disputes shall be arbitrated by People’s Court of Guangrao Town.

This contract shall be in four copies, Party A and Party B shall hold two copies each.

Party A: (seal) Shandong Wangdao Breeding Co., Ltd
Representative: /s/ Wang Mengmei

Party B: (seal): Shandong Haiwang Chemical Stock Co., Ltd
Representative: /s/ Sun Tongjiang

Febuary 1st, 2010